Exhibit 10.5

FOURTH AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (this “Amendment”) is made and entered into as of December 27, 2019 (the “Effective Date”), by and between GRANITE PARK NM/GP III, LP, successor in interest to GRANITE PARK III, LTD. (“Landlord”), as landlord, and ALKAMI TECHNOLOGY, INC., a Delaware corporation (“Tenant”), as tenant.

W I T N E S S E T H:

A.    Landlord and Tenant executed that certain Amended and Restated Office Lease, dated September 6, 2017 (the “A&R Lease”), as amended by that certain First Amendment to Amended and Restated Office Lease, dated June 29, 2018 (the “First Amendment”), as amended by that certain Second Amendment to Amended and Restated Office Lease, dated November 8, 2018 (the “Second Amendment”), and as further amended by that certain Third Amendment to Amended and Restated Office Lease, dated January 7, 2019 (the “Third Amendment”) (the A&R Lease, the First Amendment, the Second Amendment and the Third Amendment, collectively, the “Lease”), relating to certain premises (the “Existing Premises”) containing approximately 119,733 square feet of Premises Rentable Area located in that certain building commonly referred to as “Granite Park Three” (the “Building”).

B.    The current term for Suite 110 of the Premises (the “Suite 110 Premises”) is scheduled to expire on December 31, 2019 (the “Suite 110 Expiration Date”), and Tenant intends to surrender possession of the Suite 110 Premises on or before the Suite 110 Expiration Date.

C.    Landlord and Tenant now desire to further amend the Lease as hereinafter set forth.

D.    Terms defined in the Lease, when used herein, shall have the same meanings as are ascribed to them in the Lease, except as otherwise defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the respective parties hereto, Landlord and Tenant do hereby agree that the Lease is and shall be amended as follows:

1.    Expansion of the Premises. Section 4 of the Basic Lease Information (the “BLI”) of the Lease is hereby amended to provide that, effective as of the Suite 1300 Expansion Premises Commencement Date (as defined below), the Existing Premises shall be expanded by approximately 9,333 rentable square feet of space located in Suite 1300 of the Building (the “Expansion Premises”), such that the entire Premises Rentable Area (i.e., the Existing Premises and Expansion Premises, but excluding the Suite 110 Premises being surrendered, as set forth below) shall be increased to equal a total of 125,286 rentable square feet. Landlord herby confirms that the square footage calculations for the Existing Premises and the Expansion were made in accordance with the BOMA method. Effective as of the Suite 1300 Expansion Premises Commencement Date, the Premises shall include the Expansion Premises as shown on Exhibit B attached hereto.

2.    Surrender of the Suite 110 Premises. On or before the Suite 110 Expiration Date, Tenant shall surrender possession of the Suite 110 Premises in accordance with the terms of the Lease, including, without limitation, Section 1.3 of the Lease. From and after the Suite 110 Expiration Date, the suite 110 Premises shall cease to be part of the Premises and Tenant shall have no further right to use or occupy the Suite 110 Premises.

3.    Tenant’s Share. Section 8 of the BLI is hereby amended to provide that, as of the Suite 1300 Expansion Premises Commencement Date, Tenant’s Share with respect to the Expansion Premises shall be 2.58% and Tenant’s Share with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises) shall be 34.57% (i.e., 125,286 rsf / 362,391 rsf).

4.    Suite 1300 Expansion Premises Commencement Date. The “Suite 1300 Expansion Premises Commencement Date” for the Expansion Premises shall be the later of June 1st 2020, or the date that is ninety (90) days after the date Landlord delivers possession of the Expansion Premises to Tenant with the Demo Work (as defined below) substantially complete.

5.    Basic Rent. Effective as of the Suite 1300 Expansion Premises Commencement Date, Basic Rent for the Expansion Premises shall be as follows:

Rental Period	Annual Basic Rent PSF of Rentable Area		Basic Monthly Rent
Months 1-4	$0.00	*	$0.00	*
Months 5-15	$28.00		$21,777.00
Months 16-27	$28.50		$22,165.88
Months 28-39	$29.00		$22,554.75
Months 40-51	$29.50		$22,943.63
Months 52-63	$30.00		$23,332.50
Months 64-75	$30.50		$23,721.38
Months 76-87	$31.00		$24,110.25
Months 88-99	$31.50		$24,499.13

*

While Tenant’s obligation to pay Basic Rent and Tenant’s Share of Operating Expenses are abated for the first four (4) months following the Suite 1300 Expansion Premises Commencement Date, Tenant shall still be obligated to pay to Landlord Tenant’s Share of Electrical Expenses for such months.

6.    Additional Rent. Commencing as of the Suite 1300 Expansion Premises Commencement Date, Landlord and Tenant hereby agree that Section 6 of the BLI shall be supplemented to read as follows:

“Estimated Additional Rent per Square Foot of the Premises Rentable Area for 2020 Calendar Year: $14.82/RSF plus Electrical Expenses: $1.26/RSF”

7.    Tenant’s Improvements. Prior to delivery of possession of the Expansion Premises to Tenant, Landlord shall perform certain demolition work to the data center currently located in the Expansion Premises in accordance with Exhibit D-2 attached to this Amendment (the “Demo Work”). Following substantial completion of the Demo Work, Landlord shall deliver possession of the Expansion Premises to Tenant and Landlord shall thereafter cause certain improvements to be constructed to the Expansion Premises in accordance with and subject to the terms and provisions of Exhibit D-3 attached hereto, which improvements shall be at Tenant’s sole cost and expense, subject only to funding by Landlord of the Expansion Premises Finish Allowance (as defined in such Exhibit D-3) for the Expansion Premises. Without limiting the generality of the foregoing, the Expansion Premises is being leased to Tenant “as is, where is”, and without Landlord having any obligation to construct or pay for improvements thereto, except as set forth in this Amendment, including Exhibits D-2 and D-3 attached hereto.

8.    Parking.    Section 16 of the BLI and Exhibit F attached to the Lease are hereby supplemented to provide that, effective as of the Suite 1300 Expansion Premises Commencement Date, Landlord shall provide Tenant with 4.5 parking spaces for every 1,000 rentable square feet of the Expansion Premises, for a total of 42 additional parking spaces for the Expansion Premises. Pursuant to the Lease, Tenant shall pay Landlord the Parking Rent at a rate of $0.00 per month, plus applicable taxes, for any unreserved garage parking space, and $75.00 per month, plus applicable taxes, for any reserved garage parking space, otherwise subject to the terms of the Lease. Within the total of 42 additional parking spaces, Tenant shall have the right to convert up to 3 of those parking spaces to reserved parking spaces on the 2nd or 3rd level of the Garage, subject to availability.

9.    Renewal Option. Landlord and Tenant hereby confirm that the renewal option set forth in Rider 1 to the Lease remains in effect and shall apply to the entirety of the Premises (i.e., both the Existing Premises and the Expansion Premises).

10.    Brokerage Commission. Landlord agrees to pay CBRE, Inc. (“Broker”) a brokerage commission in connection with the transactions described in this Amendment pursuant to a separate written agreement between Landlord and Broker. Landlord and Tenant each warrant to the other that it has had no dealings with any real estate broker or agent in connection with the transaction described in this Amendment other than Broker, and each party agrees to defend, indemnify and hold the other harmless from and against any and all liability or claim arising with respect to any broker or agent asserting or claiming to be entitled to a commission or other fee by, through or under Landlord or Tenant.

11.    Ratification of Lease. Tenant hereby represents and certifies to Landlord that, to Tenant’s current, actual knowledge, all obligations and conditions under the Lease have been performed to date by Landlord or Tenant, as applicable, and have been satisfied free of defenses and setoffs, including construction work in the Premises. All other terms and conditions of the Lease are hereby ratified and confirmed to the extent not inconsistent with the terms set forth in this Amendment, and such terms and conditions shall be and remain in full force and effect.

12.    Counterparts. This Amendment may be executed in any number of counterparts, any one of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

13.    Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.

14.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED by Landlord and Tenant as of the Effective Date.

LANDLORD:

GRANITE PARK NM/GP III, LP, a Delaware limited partnership

By:	Granite Park NM/GP GP, LLC,
a Delaware limited liability company, its sole general partner

	By:	Granite Park JV, LP,
a Delaware limited partnership, its sole member

		By:	GPGP, LLC,
a Delaware limited liability company, its implementing general partner

			By:	Granite Properties, Inc.,
a Delaware corporation, its manager

				By:	/s/ Robert Jimenez
				Name:	Robert Jimenez
				Its:	Senior Director of Leasing

TENANT:

ALKAMI TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Douglas A. Linebarger
Name:	Douglas A. Linebarger
Title:	Chief Legal Officer